Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 7, 2013, with respect to the statement of revenues over certain operating expenses of National Office Portfolio included in Supplement No. 16 dated October 17, 2013 to the Prospectus dated February 6, 2013 that is made part of the Registration Statement (Form S-11 No. 333-164703) of KBS Real Estate Investment Trust III, Inc. for the registration of 280,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California
October 15, 2013